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                                                                 EXHIBIT 10bb(i)


Termination of NYNEX Senior Management Incentive Award Deferral Plan, effective December 31, 1997, with respect to active participants.

Effective December 31, 1997, the Human Resources Committee ("HRC") of the Board of Directors of Bell Atlantic terminated benefit accruals for active participants under the NYNEX Senior Management Incentive Award Deferral Plan (the "Plan"), and authorized the Executive Vice President -- Human Resources of Bell Atlantic, as plan administrator, to credit such accrued benefits of active participants on that date to the respective individual deferred compensation accounts for those individuals under the newly adopted Bell Atlantic Senior Management Income Deferral Plan. Thereafter, the Plan will be administered solely for the benefit of inactive participants who retired or otherwise separated from service on or before December 31, 1997.